UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2014

FIRST LIBERTY POWER CORP.
Exact name of registrant as specified in its charter

Nevada	000-52928	90-0748351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7251 W. Lake Mead Blvd, Suite 300, Las Vegas NV	89128
(Address of principal executive offices)	(Zip Code)

(702) 675-8198
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On April 4, 2014, First Liberty Power Corp. (“First Liberty”) entered into an Exploration and Mining Lease Earn-in to Purchase Agreement (the "Agreement") with Renaissance Exploration, Inc. (“RenEx.

RenEx is the owner of 21 unpatented and 7 patented mining claims and is the leaseholder of 8 patented claims covering all mineral rights as further identified in the Agreement attached hereto as Exhibit 10-1.  These lands, totalling approximately 741.6 acres, collectively form the Arabia Project ("Project").

The Agreement provides for the acquisition of the exclusive right to explore, evaluate, and develop the Project, and earn a 100% undivided interest in the Project, including but not limited to all easements, rights-of-way, water rights, and other appurtenances associated therewith upon fulfillment of the terms of the Agreement.

The consideration to be provided to RenEx for entering into this Agreement is as follows:

1)
Payment in the amount of $10,000 plus the reimbursement cost of all mining claim maintenance and lease fees paid in the past year upon closing of the Agreement, and a commitment to pay 2014 claim and lease fees.

2)	Undertake a minimum of $50,000 in exploration and development within each of the first two years of the Agreement, with a minimum of $50,000 each year of such work to be conducted by RenEx.

3)
Payment of a total $1,000,000 in equal amounts over 10 years, with the right to accelerate any or all payments at any time, in addition to payment of all land maintenance and lease obligation costs 60 days prior to their due date on all federal unpatented claims and leasehold patented claims. Of the $1,000,000 total payment, $500,000 is a cost of acquisition, and the remaining $500,000 is an advance royalty payment, which advance will be applied against future royalty payment obligations.

a)	In year 1 of the Agreement, the remaining $90,000 of the $100,000 shall be paid in equal installments of $22,500.00 at the beginning of months 4, 7, 9, and 11
b)	In year 2 of the Agreement, the $100,000 shall be paid in equal installments of $25,000 at beginning of months 2, 5, 8, and 11
c)	In years 3 through 10, the $100,000 shall be paid in equal installments of $50,000 at the beginning of months 1 and 6.

4)	The mineral production royalty, or Net Smelter Returns, (“NSR”) reserved by RenEx is 10% until the $1,000,000 is paid in-full and then it reduces to 7%.

a)
If production occurs prior to the $1,000,000 being paid to RenEx then all of the 10% royalty goes to paying the $500,000 advance royalty. This will continue for as long as the $500,000 payments and the $500,000 advance royalty remain incomplete.

b)	Purchaser has the right to buy down the NSR before the following anniversary dates:
i)	4th anniversary 1% for one million dollars
ii)	5th anniversary an additional 1% for two million dollars
iii)	6th anniversary an additional 1% for four million dollars

Upon First Liberty's successful completion of its first years obligations, RenEx shall deliver to the First Liberty a special warranty deed conveying to Purchaser a 100% undivided interest in the Property, subject only to the completion of its remaining contractual obligations.  Upon completion of the first years payments and obligations all permitting and bonding will be under the name of, and the responsibility of First Liberty.

Additional terms and conditions apply to the Agreement, and the foregoing descriptions of the Agreement is qualified entirely by reference to the copy of said Agreement attached as an exhibit to this Filing.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

Please refer to the disclosure in Item 1.01.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K:
Exhibit No.	Description
10.1	Exploration and Mining Lease Earn-in to Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Liberty Power Corp.

Dated: April 8, 2014	By:	/s/ Don Nicholson
	Name:	Don Nicholson
	Title:	CEO